FIRST GUARANTY BANCSHARES, INC. ENTERS INTO A DEFINITIVE AGREEMENT TO ACQUIRE GREENSBURG BANCSHARES, INC.

HAMMOND, LOUISIANA AND GREENSBURG, LOUISIANA, October 22, 2010 – First Guaranty Bancshares, Inc. and its wholly owned subsidiary for First Guaranty Bank and Greensburg Bancshares, Inc. and its wholly owned subsidiary, jointly announced today they have entered into a definitive agreement for the purchase of Greensburg Bancshares, Inc. by First Guaranty Bancshares, Inc .  Upon completion of the acquisition Bank of Greensburg will be merged into and become a part of First Guaranty Bank.

The Bank of Greensburg was founded in 1904 and has operated continuously since.  With assets of $94 million, the Bank is headquartered in Greensburg, LA with branches in Kentwood, LA, Montpelier, LA, and Watson, LA.  The Bank of Greensburg has been under the management of the Cole family since its founding.

Certain Bank of Greensburg Board of Directors Members will join the Board of First Guaranty Bank.

First Guaranty Bank, with assets of $1.1 billion is headquartered in Hammond, LA and has 17 banking locations located in Northwest LA, Southwest LA, and Southeast LA.  First Guaranty Bank was founded in 1934 under a Charter Issued by the State of Louisiana.  Marshall T. Reynolds of Huntington, West Virginia is the Chairman of the Board of Directors of First Guaranty Bank.  The Vice-Chairman/Chief Executive Officer is Alton Lewis.

Under the terms of the agreement, First Guaranty will acquire all of the issued and outstanding shares of common stock of Greensburg Bancshares, Inc. for $247.00 per share.  Shareholders of Greensburg Bancshares, Inc. will be able to elect to receive either cash, stock, or a combination of the two.   In addition, outstanding indebtedness of Greensburg Bancshares, Inc. in the amount of $3.5 million will be paid by First Guaranty Bancshares, Inc. The transaction has been approved by the Board of Directors of First Guaranty Bank, First Guaranty Bancshares, Bank of Greensburg, and Greensburg Bancshares, Inc.  The acquisition is subject to customary conditions including the approval of the shareholders of Greensburg Bancshares, Inc. as well as certain federal and state bank regulatory authorities.

According to Alton Lewis, Vice-Chairman and Chief Executive Officer of First Guaranty Bank and First Guaranty Bancshares, Inc., “This is a great move forward for First Guaranty Bank.  Bank of Greensburg has been a strong presence in St. Helena Parish, Tangipahoa Parish, and Livingston Parish for over 100 years.  This acquisition will expand First Guaranty Bank into St. Helena Parish while also strengthening our positions in Tangipahoa and Livingston Parishes.  First Guaranty Bank’s philosophy and goal is to be a strong presence in the communities we serve and to contribute to the communities we serve.  First Guaranty looks forward to spreading this philosophy into the new areas which will be served by First Guaranty Bank.  First Guaranty Bank will be strengthened by the outstanding employees of Bank of Greensburg.  Additionally, Bank of Greensburg has outstanding customers whom we look forward to and welcome into the First Guaranty Bank family.  We will build upon and enhance those customer relationships.”

The combined financial institutions should have approximately $1.2 billion in total assets, $750 million in total loans, and $1.1 billion in total deposits.

Contact for First Guaranty Bank:
Alton Lewis, Vice-Chairman/Chief Executive Officer at 985.375.0350
Eric Dosch, Chief Financial Officer at 985.375.308

Contact for Bank of Greensburg:
Ray Kron, President at 225.222.6101